March 26, 2001


To the Investment Community,


     In  June  1998,  the  Financial Accounting  Standards  Board
(FASB) issued Statement of Financial Accounting Standard (FAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." FAS 133 was subsequently amended by FAS 137 and FAS
138. These Statements established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in the statement of financial position, measure those instruments at fair value, and recognize changes in the derivative's fair value currently in earnings unless specific hedge accounting criteria are met. We first addressed this issue in our Third Quarter, 2000 earnings conference call. This call is archived and available for replay on our website, www.alleghenyenergy.com.

     As previously disclosed, Allegheny Energy Supply Company, LLC, our generation subsidiary, has certain options contracts for the future sale of electricity that meet the derivative criteria in FAS 133. As a result, we recorded an after-tax charge of $31.2 million against earnings ($52.3 million before taxes) for these contracts as a change in accounting principle in January 2001.

     The majority of this liability is related to one contract. The terms of this contract provide the counterparty with the right to purchase, at a fixed price, 270 MW of electricity until the contract expires on December 31, 2001. The expiration of this contract will free the 270 MW of capacity, making it available for us to sell into the wholesale market. A similar contract for 230 MW expired at the end of 2000. As the capacity from these two contracts is sold into the wholesale markets we expect prices to be higher than the contracted rates, further supporting the earnings growth of Allegheny Energy. The fair value of the remaining contract will fluctuate throughout 2001 due to changes in the underlying commodity prices, which are influenced by various market factors, including weather and availability of regional electric generation and transmission capacity.

     Because this contract expires at December 31, 2001, the associated liability will be taken down during 2001, with the resultant earnings reflected as part of normal operations in our quarterly 2001 results. There will, therefore, be no change in net income overall for 2001 associated with this contract due to the implementation of FAS-133. The following table shows the expected quarterly reversal of the $31.2 million charge to earnings as the liability is taken down during the year. The



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amounts  shown  in  this table are based on the  current  forward electricity price curve for 2001. Changes in the forward price curve during the year may affect the actual offset amounts on a quarterly basis. Regardless of the level of change in estimated versus actual amounts, the important point to understand is that there will be no change in overall net income for the year 2001 associated with this contract due to the implementation of FAS-133.
        Initial and Quarterly FAS-133 Net Income Effect
                          ($ millions)
                                                            YTD
                                      Effect              Balance
        Initial charge to earnings    ($31.2)              ($31.2)
        Quarter-ended March 31          $4.5               ($26.7)
        Quarter-ended June  30          $7.4               ($19.3)
        Quarter-ended September 30     $15.6                ($3.7)
        Quarter-ended December 31       $3.7                 $0

     Separate from the January 2001 adoption of FAS 133, as required by the Financial Accounting Standards Board, we also began, in 2000, marking to fair value contracts entered into in connection with energy trading. All changes in fair value are recorded as gains and losses on the income statement. This resulted in a net gain of $8.4 million, before tax, in the fourth quarter of 2000. The Company cannot predict the impact of this accounting under the provisions of EITF Issue No. 98-10 on its future earnings, but expects increased earnings volatility as a result.

      Please call Greg Fries (301-665-2713) or me if you have further questions on these matters.

                                             Sincerely,

                                             /s/ REGIS F. BINDER


                                             Regis F. Binder

Certain statements within constitute forward-looking statements with respect to Allegheny Energy, Inc. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Allegheny Energy to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors may affect Allegheny Energy's operations, markets, products, services and prices. Such factors include, among others, the following: general and economic and business conditions; industry capacity; changes in technology; changes in political, social, and economic conditions; regulatory matters; litigation involving Allegheny Energy; regulatory conditions applicable to Allegheny Energy; the loss of any significant customers; and changes in business strategy or development plans.